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                                                                         EX-8.01
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                                Sidley & Austin
               A PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS

   LOS ANGELES                 875 Third Avenue                       LONDON
      ______                New York, New York 10022                  ______
     CHICAGO                 Telephone 212: 906-2000                 SINGAPORE
      ______                 Facsimile 212: 906-2021                   ______
 WASHINGTON, D.C.                                                       TOKYO
                                 Founded 1866


WRITER'S DIRECT NUMBER
                                August 22, 1996



Merrill Lynch Investment Partners Inc.
General Partner of
  ML Global Horizons, L.P.
Merrill Lynch World Headquarters
South Tower, 6th Floor
World Financial Center
New York, New York  10080-6106

                Re:  Registration Statement on Form S-1
                     ----------------------------------


Dear Sir or Madam:

          We have acted as your counsel in connection with the preparation and filing with the Securities and Exchange Commis sion (the "SEC") under the Securities Act of 1933, as amended, of the Registration Statement on Form S-1 to be filed with the SEC on or about August 23, 1996, (the "Registration Statement"), relating to Units of Limited Partnership Interest ("Units") of ML Global Horizons L.P. (the "Fund"), a limited partnership organized under the Delaware Revised Uniform Limited Partnership Act.

          We have reviewed such data, documents, questions of law and fact and other matters as we have deemed pertinent for the purpose of this opinion. Based upon the foregoing, we hereby confirm our opinions expressed under the caption "Federal Income Tax Consequences" in the Prospectus (the "Prospectus") consti tuting a part of the Registration Statement that: (i) the Fund will be taxed as a partnership for federal income tax purposes (assuming that Merrill Lynch Investment Partners Inc. will, when the Fund's Units are sold to the public, have a capitalization no less than that indicated in the audited financial statements included in the Registration Statement and that Merrill Lynch Investment Partners Inc. makes a capital contribution to the Fund in at least the amount contemplated by the Prospectus); (ii) each Partner will be required to report on his tax return his allocable share of the Fund's income, gains, losses, and deductions; (iii) based upon the contemplated trading activities of the Fund, the Fund should be treated as engaged in the conduct of a trade or business for federal income tax purposes, and, as a result, the ordinary and necessary business expenses incurred by the Fund in conducting its commodity futures trading business should not be subject to limitation under section 67 of the
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Merrill Lynch Investment Partners Inc.
August 22, 1996
Page 2

Internal Revenue Code of 1986, as amended (the "Code") or under section 68 of the Code; and (iv) based on the contemplated trading activities of the Fund, the income earned by the Fund will not constitute "unrelated business taxable income" under section 511 of the Code to employee benefit plans and other tax-exempt entities which purchase Units; provided that such Units purchased by such plans and entities are not "debt-financed" within the meaning of section 514 of the Code.

          We also advise you that in our opinion the description set forth under the caption "Federal Income Tax Consequences" in the Prospectus correctly describes (subject to the uncertainties referred to therein) the material aspects of the federal income tax treatment to United States individual investors, as of the date hereof, of an investment in the Fund.


                                 Very truly yours,

                                 SIDLEY & AUSTIN